EXHIBIT 7

May 25, 2011

Craig-Hallum Capital Group LLC Northland Securities, Inc.
c/o	Craig-Hallum Capital Group LLC 222 South Ninth Street, Suite 350 Minneapolis, MN 55402

Dear Sirs:

          As an inducement to the underwriters (the "Underwriters") to execute a purchase agreement (the "Purchase Agreement") providing for a public offering (the "Offering") of common stock (the "Common Stock"), of Multiband Corporation, a Minnesota corporation, and any successor (by merger or otherwise) thereto (the "Company"), the undersigned hereby agrees that without, in each case, the prior written consent of Craig-Hallum Capital Group LLC ("Craig-Hallum") during the period specified in the second succeeding paragraph (the "Lock-Up Period"), the undersigned will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the "Undersigned's Securities") or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned's Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities.

          In addition, the undersigned agrees that, without the prior written consent of Craig-Hallum, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

          The initial Lock-Up Period will commence on the date of this Agreement and continue and include the date 180 days after the date of the first closing of the sale of Common Stock in the Offering; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period and releases earnings results during such 16-day period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of either the earnings results or the material news or material event, as applicable, unless Craig-Hallum waives, in writing, such extension.

          The undersigned hereby acknowledges that the Company will be requested to agree in the Purchase Agreement to provide written notice to the undersigned of any event that would result in an extension of the Lock-Up Period pursuant to the previous paragraph and agrees that any such notice properly delivered by the Company to the President of the undersigned will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that it will not engage in any transaction or take any other action that is subject to the terms of this Agreement during the period from the date of this Agreement to and including the end of the initial Lock-Up Period (or, if the Company has provided notice as described above before the end of the initial Lock-Up Period, the date on which the extension of the Lock-Up Period ends) .

          Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Securities (i) as a bona fide gift or gifts and (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; provided, in each case, that (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement, and (z) no filing by any party under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, nor more remote than first cousin.

          In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to the Company's equity incentive plans; provided that it shall apply to any of the Undersigned's Securities issued upon such exercise, or (ii) the establishment of any contract, instruction or plan (a "Plan") that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Undersigned's Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the provisions hereof), and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, the Company or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, the Company or any other person, prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the provisions hereof).

          In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.

          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

          The undersigned understands that the undersigned shall be released from all obligations under this Agreement if (i) the Company notifies the Underwriters that it does not intend to proceed with the Offering, (ii) the Purchase Agreement does not become effective on or before June 30, 2011, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (iii) the Offering is not completed by June 30, 2011.

          The undersigned understands that the Underwriters are entering into the Purchase Agreement and proceeding with the Offering in reliance upon this Agreement.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

DirecTECH Holding Company, Inc.

By	/s/ Bernard J. Schafer
Bernard J. Schafer
President

And:	/s/ Brad Niergarth
Brad Niergarth
Treasurer